Exhibit 3.3

ARTICLES OF AMENDMENT TO
AMENDED ARTICLES OF INCORPORATION OF
LOCH EXPLORATION, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Amended Articles of Incorporation:

ARTICLE ONE

The name of Corporation is LOCH EXPLORATION, INC.

ARTICLE TWO

The following amendment to the Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on February 25, 1997:  amending Article Four to change the par value of the stock from $.001 to $.01, and reducing the authorized shares from 150,000,000 to 50,000,000 shares of Common Stock, and amending Article Ten, changing the authorization required by shareholders for certain actions from two-thirds of the stock issued and outstanding to the minimum required by law.

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of the adoption was 64,388,802, and the number of shares entitled to vote on the amendment was 64,388,802.

ARTICLE FOUR

The number of shares that voted for the amendment was 45,145,541, and the number of shares that voted against the amendment was —0-.

ARTICLE FIVE

The article amends Article Four of the Amended Articles of Incorporation to read as follows:

“ARTICLE FOUR

“The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $.01 per share.”

ARTICLE SIX

This article changes the amount of stated capital of the Corporation. The amount of stated capital as changed by the amendment changing the par value shall be the equivalent of the total issued and outstanding shares as of the close of business on February 28, 1997, multiplied by the new par value of $.01.  The effect of the change is to reduce the stated capital to take into account the 50 to 1 reverse stock split approved by the shareholders.  The amount of the reduction in the stated capital shall be transferred to surplus and shall be listed as “additional paid in capital.”  Each holder of certificates representing the $.001 par value shares will be entitled, upon surrendering such certificate to the Corporation or any transfer agent for cancellation, to receive a new certificate(s) representing the number of fully paid and non-assessable $.01 par value shares into which such $.001 par value shares have been reclassified and changed.  Fractional shares shall be rounded to whole shares.  Until so presented and surrendered, certificates will be deemed to evidence the ownership of the reclassified $.01 par value shares.

ARTICLE SEVEN

This amendment deletes a portion of Article Ten of the Amended Articles of Incorporation and makes an addition.  That part that is deleted reads as follows:

“When and as authorized by the affirmative vote of the holders of two-thirds (2/3) of the stock issued and outstanding having power given at a stockholders meeting duly called for that purpose, and when authorized by the written consent of the holders of two-thirds (2/3) of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporation franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock, in, and/or other securities, of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.”

and substitutes in its stead the following:

“Any action required under the Texas Business Corporation Act, as amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum numbers of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.”

DATED:  February 25, 1997.

LOCH EXPLORATION, INC.

By:
Glenn Loch, President